UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2024
U.S. Neurosurgical Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26575	52-1842411
(State of other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1131 W 6th Street
Ontario, CA	91672
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:
(949) 249-1170

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 1.01. Entry onto a Material Agreement.

As previously reported, on January 16, 2024, U.S. NeuroSurgical Holdings, Inc., a Delaware corporation, (“Company”) held an initial closing of a private placement of shares of the Company’s common stock at a price of $0.50 per share.  To date, the Company has raised an aggregate of approximately $2.8 million. On July 10, 2024, the Board of Directors of the Company (the “Board”) approved amending the terms of the private placement to raise up to $5,000,000 maximum.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director and Officer and Election of Director and Officer Appointment

Effective July 10, 2024, Mr. Charles H. Merriman resigned from his position as a member of the Board and from all of its committees. Mr. Merriman’s resignation was not the result of any disagreement between the Company and him on any matter relating to the Company’s operations, policies or practices.

On July 10, 2024, Mr. Alan Gold resigned from his positions as President of the Company, effective immediately. Mr. Gold continues to serve as a member of the Board, but as of the effective date no longer serves as the Chairman of the Board.

Also on July 10, 2024, the Board unanimously appointed Dr. Prasad A. Jeereddi, age 76, Chief Executive Officer of the Company and also appointed Dr. Jeereddi as a non-executive director and Chairman of the Company’s Board, effective immediately. As disclosed in the Company’s Form 10-K for its fiscal year ended December 31, 2023, Dr. Jeereddi has been a key participant in the development of the business of the Company’s Elite Health Plan, Inc. subsidiary and is also the beneficial owner of approximately 1.5 million shares of the Company’s Common Stock.

Dr. Jeereddi, affiliated with Pomona Valley Hospital Medical Center and San Antonio Regional Hospital, is a doctor of internal medicine and endocrinology and has been in private practice since 1978. Since 1991, Dr. Jeereddi has served as the President and Medical Director of Chaparral Medical Group, Inc., a leading primary and multi-specialty care provider in California. Dr. Jeereddi also serves as the President of ProMed Healthcare Administrators, a California-based limited Knox-Keene licensed Health Care Service Plan. In addition to his roles at Chaparral and ProMed, Dr. Jeereddi serves as an executive and/or director of a number of medical care and related services providers. Dr. Jeereddi serves as a trustee of the California University of Science and Medicine in San Bernardino, CA. Dr. Jeereddi is a graduate of Sri Venkateswara Medical College.

There are no arrangements or understandings between Dr. Jeereddi and any other person pursuant to which he was appointed as a director. There are also no family relationships between Dr. Jeereddi and any director or executive officer of the Company and Dr. Jeereddi has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2024

U.S. NeuroSurgical Holdings, Inc.

	By:	/s/ Dr. Prasad A. Jeereddi
	Name:	Dr. Prasad A. Jeereddi
	Title:	Chief Executive Officer

3